                [ALLIED WORLD ASSURANCE COMPANY LTD. LETTERHEAD]

                                                                   Exhibit 10.19
5 December 2005

BY HAND

Mr. Jim Bryce
President & CEO - IPC Re.
29 Richmond Road
Pembroke HM08.

Dear Jim,

Per our discussions and terms of the underwriting agreement, we wish to inform you that it's our intent to proceed with the cancellation of the agreement, which will take effect at year-end 2007.

It's an AWAC Strategy direction to reduce our volatility and catastrophe exposure in this environment. And, while we very much appreciate our partnership, your efforts and your guidance for the past three years, we respectfully must wind down this arrangement.

Should circumstances change or market conditions substantially improve in the future, we would hope that our history and relationship together might warrant further discussions on the matter.

Sincerely,

/s/ Scott Carmilani

cc: William Davis
    Wes Dupont